BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

In compliance with article 157, paragraph 4, of Law No.6,404 of December 15, 1976, as amended, and in accordance with the Comissão de Valores Mobiliários ("CVM") Instruction No.358 of January 03, 2002, as amended, BRF S.A. ("BRF" - BM&FBovespa: BRFS3; NYSE: BRFS - "Company") hereby announces that, the Board of Directors, at a meeting held on the date hereof, approved the cancellation of 60,000,000 (sixty million) common shares held in treasury on this date by the Company, all book entry and with no par value, without any reduction in the capital stock.

Due to the cancellation of shares above mentioned, the Company´s capital stock is now divided in 812,473,246 common shares, all book entry and with no par value.

The amendment to Article 5 of the Company´s Bylaws, in order to reflect the new number of shares representing the Company´s capital stock, will be submitted to the first General Meeting to be held after the date hereof.

São Paulo, February 25, 2016.

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer